Exhibit 99.1

Moelis & Company Announces the Appointment of Eric Cantor as Vice Chairman and Member of the Board of Directors

New York, September 2, 2014:  Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced the appointment of Eric Cantor, former United States Representative for Virginia’s 7th Congressional District and former House Majority Leader, as Vice Chairman and Managing Director.  Mr. Cantor will also be elected to the Moelis & Company Board of Directors.

In his new role, Mr. Cantor will provide strategic counsel to the Firm’s corporate and institutional clients on key issues.  He will play a leading role in client development and advise clients on strategic matters.

Ken Moelis, Chairman and CEO of Moelis & Company, said, “At Moelis & Company, we offer our clients judgment and experience in order to help them with their most important strategic and financial decisions. Eric’s judgment and tremendous experience will expand the capabilities our team brings to clients around the world as he has unique expertise in assessing complex situations and crafting innovative solutions.”

Through more than 25 years of political and business experience, Mr. Cantor has emerged as a leading voice on the economy and job creation. During his Congressional career, Mr. Cantor worked to lower taxes, eliminate excessive regulation, strengthen small businesses, and encourage entrepreneurship. His commentary was often featured in publications focusing on a wide range of issues including economic matters, health care and foreign policy.

Mr. Cantor said, “When I considered options for the next chapter of my career, I knew I wanted to join a firm with a great entrepreneurial spirit that focused on its clients. I have known Ken for some time and having followed the growth and success of his Firm, I have long admired his vision and leadership. The new model of independent banks offering conflict free advice, in a smaller more intimate environment, was a place where I knew my skills could help clients succeed.”

Mr. Moelis added, “Eric has proven himself to be a pro-business advocate and one who will enhance our boardroom discussions with CEOs and senior management as we help them navigate their most important strategic decisions.”

-ends-

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.  The Firm serves its clients with over 500 employees based in 15 offices in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com.

Eric Cantor

Mr. Cantor was formerly United States Representative for Virginia’s 7th Congressional District and House Majority Leader. He served in the U.S. House of Representatives between 2001-2014. He was elected by his colleagues in the House to serve as the Majority Leader for the 112th and 113th Congresses where he led the public policy agenda for the House. During his time in office, Mr. Cantor was a leading voice on the economy, job creation and policies focused on improving the lives of the American middle class. He championed pro-growth solutions including lowering taxes, eliminating excessive regulation, strengthening businesses, and encouraging entrepreneurship. He was also regularly featured in publications focusing on a wide range of topics including both domestic and international matters. Mr. Cantor received his undergraduate degree from The George Washington University, his law degree from The College of William and Mary, and his master’s degree from Columbia University in New York.

For further information, please contact:

Media Contacts:

Andrea Hurst	John Murray
Moelis & Company	JAM Strategies
T: +1 212 883 3666	T: +1 202 821 2219
M: +1 347 583 9705	jamstrategies@gmail.com
andrea.hurst@moelis.com

Investor Contact:

Kate Pilcher Ciafone

Moelis & Company

T: +1 212 883 3807

kate.ciafone@moelis.com